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                                  EXHIBIT 15



                  Letter Re Unaudited Financial Information



Board of Directors and Shareholders
OHM Corporation

We are aware of the incorporation by reference into the Registration Statements (Form S-8 No. 33-24953, Form S-8 No. 33-28025, and Form S-8 No. 33-63233) of
OHM Corporation of our report dated October 31, 1995, relating to the unaudited consolidated interim financial statements of OHM Corporation which are included in its Form 10-Q for the quarter ended September 30, 1995.

Pursuant to Rule 436(c) of the Securities Act of 1933, our report is not a part of the registration statement prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.



                                                              Ernst & Young LLP



Columbus, Ohio
October 31, 1995